Sashu Rodriguez
182 SW Main Street
Douglas, MA 01516



May 27, 2009



Board of Directors
Nasus Consulting, Inc.
83 Fisher Street
Millville, MA 01504

Re:  Resignation

Gentlemen:

Please accept this as notice of my resignation as a Director of Nasus Consulting, Inc. effective May 27, 2009.

Sincerely,

/s/ Sashu Rodriguez

SASHU RODRIGUEZ